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                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                                ALPHAREL, INC.


          MICHAEL J. McGOVERN and VIVIAN TEASLEY certify that:

          1. They are the President and the Secretary, respectively, of Alpharel, Inc., a California corporation.

          2. Article III(a) of the Articles of Incorporation of this corporation is amended to read as follows:

               (a) This corporation is authorized to issue two classes of capital stock designated as "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 1,000,000. The Preferred Stock shall have a par value of $1.00 per share and an aggregate par value of $1,000,000.00. Upon the amendment of this Article to read as herein set forth, each outstanding share of Common Stock is split up and converted into two shares.

          3. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

          4. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and 903 of the Corporations Code. The total number of outstanding shares of the corporation is 2,596,549 shares of Common Stock and 478,261 shares of Series A Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock and more than 50% of the Series A Preferred Stock.

          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated:  March 11, 1987
                              /S/ Michael J. McGovern
                              ----------------------------------
                              MICHAEL J. McGOVERN, President


                              /S/ Vivian Teasley
                              ----------------------------------
                              VIVIAN TEASLEY, Secretary